Exhibit 10.7

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made by and between Jeff Seiden (“Employee”) and Pervasive Software Inc., a Delaware corporation (the “Company” and together with Employee, the “Parties”), on this date, January 24th, 2006.

RECITALS

WHEREAS, Employee was employed by the Company as its Senior Vice President Corporate Development.

WHEREAS, Employee and Company entered into an Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents dated May 2, 2002 and an Indemnification Agreement dated June 28, 2002 (“Indemnification Agreement”).

WHEREAS, the Company granted Employee certain options (the “Options”) to purchase shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan (the “Incentive Plan”) and the Stock Option Agreements between the Company and Employee (the “Stock Option Agreements”), reflecting Option grants as follows: June 27, 2002 (120,000 Options); June 19, 2003 (50,000 Options); December 17, 2003 (75,000 Options); December 2, 2004 (125,000 Options).

WHEREAS; the Company and Employee have agreed that Employee’s employment with the Company and any of its subsidiaries will terminate effective January 24, 2006 (the “Termination Date”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment and/or board service related to the Company’s subsidiaries or separation from the Company.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration.

(a) The Company agrees to pay to Employee (i) on or before January 31, 2006 (provided that the Effective Date of this Agreement is on or before January 31, 2006), a lump sum payment of $57,500 (fifty-seven thousand five hundred US dollars), less applicable tax withholding, (ii) on or before January 31, 2006, (provided that the Effective Date of this Agreement is on or before January 31, 2006) an additional lump sum payment of $10,636.80 (ten thousand six hundred thirty six and 80/100 US dollars) which is approximately the gross-up value of Employee’s full benefits continuation cost for six (6) months; and (iii) $57,500, less applicable tax withholding, payable in six (6) equal monthly installments payable on the first calendar day of each month beginning with the first day of the first month following the Effective Date of this Agreement (the “Severance Period”). The Parties agree that all payments pursuant to this paragraph 1(a) will be made prior to March 15, 2007. Employee will not be eligible to receive 401K matching contributions for 2006 plan contributions, incentive bonuses or any other type of bonus after the Termination Date.

(b) The Parties agree that it is the Parties’ understanding that the benefits provided for under this Agreement shall not be considered to provide for the “deferral of compensation” as that phrase is used within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Company and Employee agree that the payments due under this Agreement from the Company to the Employee are, under current law, exempt from the application of Section 409A of the Code, and the Company also acknowledges that, under current law, it is not subject to any IRS reporting requirements imposed by or pursuant to Section 409A of the Code with respect to any payment due under the Agreement from the Company to the Employee. Employee acknowledges that the payments due under this Agreement from the Company to the Employee will be subject to Federal income taxes and payroll taxes for Social Security and Medicare and that appropriate deductions will be made from such payments.

(c) For a period of six (6) months subsequent to the Termination Date or other longer term mutually agreed by the Parties, Employee agrees to be reasonably available to consult with the Company’s CEO to effect the transition of Employee’s duties and responsibilities, including transfer of knowledge relating to his duties and responsibilities. Employee agrees that such transfer will include providing a list and description of all projects for which he had responsibility ongoing as of the Termination Date, including but not limited to project contact names, relevant deadlines, pending action items, and identification of all project-related documents. Employee will provide such information on disk or by electronic mail attachment as requested by the Company’s CEO. Employee also agrees to make available to the Company’s CEO all project files, power point presentations, drafts of corporate development documents and other corporate records created during the term of his employment which have not been previously delivered. Employee will not receive additional compensation for any transition duties contemplated by this Agreement beyond the salary continuation referenced above, unless otherwise negotiated between the parties. Employee agrees to keep the Company informed of his current contact information during the Severance Period. Employee understands and acknowledges that the Company will not provide administrative assistance or office space, supplies or equipment following the Termination Date, with the exception that; (i) Company will designate Dawn V. Miller as the recipient of all voicemail from the Company phone extension at 512-231-6213 and all email received at the Company email address “jseiden@pervasive.com“, and said designee will make reasonable effort to forward to Employee any non-Company specific voicemail and email messages received during the Severance Period, and (ii) Employee will be allowed to continue to use the Blackberry cell phone and Dell Inspiron 700m Laptop computer previously provided to him by the Company during the Severance Period. Employee understands and acknowledges that, following the Termination, he is not entitled to represent himself to clients, suppliers, investors, or the general public as a representative of the Company without prior consent by the Company. Employee and Company further agree that the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents and the Indemnification Agreement shall remain effective according to their respective terms. Company agrees that Employee’s cell phone number 512-423-9652 was held by Employee prior to his employment with Company and will be transferred back to Employee for his personal use following the Effective Date.

(d) Concurrent with the execution of this Agreement by both Parties, Employee will (i) execute a written resignation of his employment effective January 24, 2006, (ii) will cooperate with the Company to provide any required written resignation of any positions held with any of the Company’s subsidiaries, after which Employee shall have no future fiduciary obligation with regard to such positions, and (iii) cooperate with the Company to remove Employee’s signatory and access rights to the Company’s India subsidiary’s Citibank bank account as soon as practical, but no later than the Termination Date, and following which Employee shall have no future fiduciary obligation with regard to such signatory and access rights. Any action taken prior to the Termination Date by Employee as a result of his roles as an employee, director or signatory, including but not limited to the above-referenced Citibank bank account, shall be covered per the terms of the Indemnification Agreement.

(e) Company agrees that subsequent to the execution of this Agreement, as of the Termination Date, Employee will no longer be considered a member of the executive management team of the Company and at any time on or after the Termination Date, Company will not disclose inside or nonpublic material information to Employee without Employee’s prior written approval.

(f) The Company agrees to provide Employee and Employee’s immediate family members with currently provided health, dental and other insurance benefit continuation coverage for the maximum length of time allowed by law, provided Employee timely elects COBRA coverage, and complies with Company policy regarding such election, including the timely and proper submission of all Company-required paperwork, and pays the Company’s then published rate for like employees for such benefits.

(g) Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this paragraph 1.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s Common Stock which Employee is entitled to purchase from the Company pursuant to the exercise of the Options, Employee will continue to vest through the end of the Severance Period, subject to Employee’s remaining a Service Provider as defined in the Incentive Plan. The exercise of the vested options shall continue to be subject to the terms and conditions of the Incentive Plan and the Stock Option Agreements and Employee shall be entitled to exercise any or all of the vested Options at any point until the expiration of 90 calendar days from the last day that Employee is a Service Provider as defined in the Incentive Plan. The Parties agree that Employee will be considered a Service Provider during the Severance Period. The Parties agree that as of July 24, 2006, Employee will be vested in and entitled to purchase from the Company 226,250 shares of Company Common Stock pursuant to the exercise of the Options. The Company agrees Employee shall be entitled to the same treatment and shall receive the same level of service from the Plan Administrator as any other officer of the Company when exercising his Options.

3. Benefits. Except as stated herein, Employee’s participation in all benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date. On or before January 31, 2006, in addition to Employee’s final payroll payment by Company, Company shall pay Employee for 160 hours of accrued vacation time (at Employee’s current base salary rate). For the purposes of 401K contribution, the Company shall withhold from same a pretax sum that when added to previously contributed amounts, fully funds the maximum current annual 401K pretax contribution of $15,000 (fifteen thousand US dollars), subject to Employee’s compliance with Company policy and procedure regarding 401k contributions, including the timely and proper submission of necessary paperwork. The Company shall also pay Employee for any proper expense reimbursement or expense check requests incurred in the sixty (60) days prior to the Termination Date, subject to Employee’s compliance with Company policy and procedure for business expense reimbursements, including the timely and proper submission of necessary paperwork.

4. Confidential Information/Property Return. Employee agrees to hold in strictest confidence, and not to use or disclose to any person, firm, corporation or entity, any of the Company’s Confidential Information. “Confidential Information” shall mean any information that relates to the Company’s actual or known anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, without limitation, the Company’s customers on whom Employee called or with whom Employee became acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, financing activities (including, without limitation, proposed, pending or completed debt or equity financings of the Company), business combinations (including, without limitation, proposed, pending or completed acquisitions) or other business information. Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges and agrees that his compliance with this paragraph 4 is a condition of his receiving the consideration in paragraph 1, and that the Company will be entitled to cease payment of any salary continuation payments remaining due per paragraph 1(a)(iii), in addition to pursuing any other legal remedies it may have, should Employee violate the provisions of this paragraph 4. Employee shall return the Company’s Blackberry Cell phone and Dell Inspiron 700m Laptop computer upon the conclusion of the Severance Period. On or before the Termination Date, Employee shall return Company’s property and confidential and proprietary information in his possession to the Company, including but not limited to computer disks, tapes, or other data storage media; credit cards; keys; notebooks; and any copies or originals of Company documents (in whatever form, electronic or otherwise).

5. Payment of Compensation. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses and any and all other compensation and benefits due to Employee, except as otherwise noted in this Agreement.

6. Indemnification. The parties acknowledge and agree that Employee shall retain his Corporate Status as defined under the Indemnification Agreement during the Severance Period and be entitled to rights of indemnification as provided in the Indemnification Agreement.

7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, and each of the current and former officers, directors, employees, affiliates, agents and representatives of each such person or entity (collectively, the “Releasees”). The Company also agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Company by Employee.

Employee hereby and forever releases the Releasees from, and the Company, including its controlled affiliates and their respective directors and officers, hereby and forever releases the Employee from (the party making such release, the “Releasing Party” and the party or parties benefiting from such release, the “Other Party”), and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Releasing Party may possess against the Other Party(s) arising from any omissions, acts or facts that have occurred up until and including the date hereof, including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; workers’ compensation and disability benefits;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Texas Payday Act, Tex. Lab. Code sec. 21.001 et seq., or any other provision of the Texas Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement except as provided for in paragraph 1(b); and

(h) any and all claims for attorneys’ fees and costs

The Company and Employee agree that the mutual release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released by either party. This release does not extend to any obligations incurred under this Agreement by either party.

8. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

9. Unknown Claims. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim other than the claims that are released by this Agreement. Both Parties acknowledge that they have been advised to consult with legal counsel.

10. No Pending or Future Lawsuits. Employee represents that he has not brought and does not intend to bring any claims on behalf of the Employee or on behalf of any other person or entity against the Company or any other person or entity referred to herein, including, without limitation, any of the Releasees. The Company represents that it has not brought and does not intend to bring any claims on behalf of the Company or on behalf of any other person or entity against the Employee.

11. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Other than as required by law or otherwise stated herein, Employee and Company hereto agree to maintain in confidence, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee and Company agree to disclose Settlement Information only to those board members (in case of disclosure by the Company), attorneys, advisors, and immediate family members who have a reasonable need to know of such Settlement Information. This confidentiality provision is an essential aspect of the consideration for the Company entering into this Agreement. If Employee, or anyone acting at this direction, violates this confidentiality provision, the Company will be entitled to cease payments for any salary continuation not yet paid per paragraph 1(a)(iii), in addition to pursuing any other legal remedies it may have. The Parties agree that this confidentiality provision is not intended to limit the obligation of any party or person to provide testimony before any court or legislative, regulatory or administrative body, to disclose the Agreement in proceedings to enforce this Agreement, or to comply with any court order or law, or with respect to any disclosures required by any government agencies, including securities act filings. If any portion of this Settlement Information is publicly disclosed by the Company to any governmental agency, or through no wrongful act or omission of Employee, Employee shall no longer be subject to this confidentiality provision.

12. Cooperation with Company. Employee agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Employee’s period of employment. The Company agrees to pay Employee a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

13. No Cooperation with Third Parties. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, including executive staff and Board Members, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) business days of receiving any such subpoena or other court order.

14. Non-Disparagement. The Parties agree that they shall not make or publish any disparaging or defamatory remarks or comments expressly or by implication regarding one another, or the services or products developed or sold by the other Party or the Company’s executive staff or Board of Directors (individually or as a group); provided, however, that the Company’s obligations in this regard shall extend only to its Board of Directors and executive staff.

15. Non-Solicitation. Employee agrees that during the Severance Period, Employee shall not either directly or indirectly solicit, induce, or recruit any of the Company’s current employees at a manager level or above, developers or sales representatives to leave their employment, or attempt to do so, either for himself or any other person or entity.

16. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17. Costs. The Company shall reimburse Employee up to $5,000 of his attorney’s fees and costs incurred in connection with the negotiation and preparation of this Agreement, subject to Employee’s providing the Company with a copy of the relevant invoice from his counsel (redacted as necessary to protect the attorney-client privilege).

18. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Travis County, Texas before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

21. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Stock Option Agreements, the Plan and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents. Employee further acknowledges and agrees that he remains subject to the Company’s Insider Trading Policy and Public Disclosure Policy.

23. No Waiver. The failure of the Parties hereto to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

25. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice-of-law provisions. The Parties hereto hereby consent to personal and exclusive jurisdiction and venue in the State of Texas.

26. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

27. Effective Date. This Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Agreement.

28. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Pervasive Software Inc.

Dated: January 24, 2006	By:	/s/ JOHN FARR
	Name:	John Farr
	Title:	President & CEO

Jeff Seiden, an individual

Dated: January 24, 2006	/s/ JEFF SEIDEN
Jeff Seiden

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]